Exhibit 99

For additional information, please contact:  Mr. Charles R. Ofner
                                                   (713) 496-5000

          March 8,1994, HOUSTON, TEXAS....Reading & Bates Corporation
     (RB-NYSE) announced today that Andrew Bakonyi has been named Senior Vice President of Reading & Bates Drilling Co., effective immediately. In addition to his current responsibilities for offshore drilling in the North Sea, Bakonyi will have responsibility for overseeing the Company's efforts to develop business in the rapidly expanding sector of floating production. Additionally, he will continue to serve as Managing Director of the Company's affiliate, Arcade Drilling AS.

          Bakonyi was awarded a Bachelor of Science degree in Electrical Engineering from the University of Adelaide, Australia, and joined Reading & Bates' management development program in South Iran in 1977. He subsequently served in engineering, management and marketing positions in Indonesia, Thailand, Brunei, India, Scotland and Holland, in addition to his current location in Oslo, Norway. He also served as Engineering Manager in the headquarters office in Houston and played a key role in the design and construction of the Company's fourth-generation semisubmersible Jack Bates.

          Reading & Bates is a New York Stock Exchange listed company, engaging in offshore drilling throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., provides technical, construction and project management services to the upstream offshore oil and gas industry worldwide